Exhibit 8.1

List of Significant Subsidiaries

CASI Pharmaceuticals (China) Co., Ltd, a company of limited liability, incorporated and existing under the laws of the People’s Republic of China

CASI Pharmaceuticals (WUXI) Co., Ltd., a company of limited liability, incorporated and existing under the laws of the People’s Republic of China

CASI Biopharmaceuticals (WUXI) Co., Ltd., a company of limited liability, incorporated and existing under the laws of the People’s Republic of China

CASI Pharmaceuticals Co., Limited, a company of limited liability, incorporated and existing under the laws of Hong Kong